EXHIBIT 15.1

To the Board of Directors and Shareholders of

Healthy Green Group Holding Limited

LETTER IN LIEU OF CONSENT FOR REVIEW REPORT

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the condensed balance sheet of Healthy Green Group Limited as of October 31, 2021 and the related condensed consolidated statements of income and comprehensive income, statements of changes in shareholders’ equity, and statements of cash flows for the ten-month periods ended October 31, 2021 and 2020 and the related notes (collectively referred to as interim financial statements), as indicated in our report dated April 26, 2022 because we did not perform an audit, we expressed no opinion on interim financial statements.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ JP Centurion & Partners PLT

JP Centurion & Partners PLT (PCAOB: 6723)

Kuala Lumpur, Malaysia

April 26, 2022